REORGANIZATION AGREEMENT

     This REORGANIZATION AGREEMENT ("Agreement") is made as of this 22nd day of March, 1999, between and among Arnox Corporation ("Company"), Tracy Corporation II, a Nebraska corporation, ("Tracy II"), and Telemetrix Resource Group, Inc., a Colorado corporation ("Telemetrix Resource"), and the persons identified in Exhibit A (the "Shareholders").

     WHEREAS, the Shareholders own, and have the unrestricted right to sell, transfer and convey, one hundred percent (100%) of the issued and outstanding common stock of Tracy II, and Telemetrix Resource (the "Securities"); and

     WHEREAS, the Company wishes to acquire the Securities, solely in exchange for Company Securities; and

     WHEREAS, the Company's Shareholders previously approved, subject only to the closing of this Reorganization Agreement, a reverse stock split which positions the Company to complete the transactions contemplated by this Agreement; and

     WHEREAS, the shareholders of the Company have previously approved, subject only to the closing of this Reorganization Agreement, a change in the name of the Company to Telemetrix, Inc.

     NOW, THEREFORE, in consideration of the mutual covenants, obligations and benefits hereinafter set forth, the parties hereto agree as follows:

     1.   REPRESENTATIONS   AND  WARRANTIES  BY  TRACY  II.  Tracy  II  hereby
warrants to the Company:

          a. Tracy II is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the corporate power to own its property and carry on its business in the State of Nebraska. Certified copies of Tracy II's Certificate of Incorporation and By-Laws have heretofore been furnished to the Company by Tracy II and/or the Shareholders, and all such copies are true, correct and complete copies of the original Certificate of Incorporation and By-Laws, including all amendments thereto.

          b. Tracy II has the corporate authority to issue a total of 1,000 shares of Common Stock with a par value of $10.00, of which 939 shares have been validly issued, are now outstanding and are held of record by the Shareholders identified in Exhibit A, Schedule A-1.

          c. The audited financial statements of Tracy II dated as of December 31, 1995, December 31, 1996 and December 31, 1997, and the unaudited balance sheet dated as of December 31, 1998, which are attached hereto as Exhibit B are in all material respects true and correct statements of the financial condition of Tracy II and of Tracy II's assets and liabilities as of such date. Except as described in the notes to such financial statements, Tracy II has not:


               (1)issued any shares of its Common Stock or any other capital stock, or any options or rights to acquire such securities, to any person other than the persons listed in Exhibit A, Schedule A-1;

               (2)paid or declared any dividends or distributions of capital, surplus, or profits with respect to any of its issued and outstanding shares of capital stock;

               (3)paid or agreed to pay any consideration in redemption of any of its issued and outstanding common stock; or

               (4)entered into any other transaction or agreement which would, or might, materially impair their shareholders' equity of Tracy II as reflected in such financial statements.

          d. Since October 31, 1997, Tracy II has not engaged in any material transactions other than transactions in the normal course of the operation of its business, which would, or reasonably could be expected to, materially impair the shareholder's equity of Tracy II.

          e. Tracy II is not involved in any pending or threatened litigation which would, or reasonably could be expected to, materially affect its financial condition and which has not been:

            (1) provided for in the financial statements attached as an exhibit to Tracy II's Business Plans; or

            (2)  disclosed to the Company in writing.

          f. Tracy II has good and marketable title to all of the property and assets shown in its balance sheets free and clear of any and all liens, encumbrances or restrictions, except for:

            (1) the liens, encumbrances and restrictions which are set forth in its balance sheets and the notes thereto;

            (2) liens, taxes and assessments which may become due and payable after the date of this Agreement; and

            (3) easements or other minor restrictions with respect to its property which do not materially affect the present use of such property.

          g. There are no unpaid assessments or proposed assessments of federal income taxes pending against Tracy II. All liabilities for federal and state income or franchise taxes, as shown on the tax returns filed, or to be filed, by Tracy II for the periods prior to the date hereof have been paid or the liability therefor have been provided for in the attached financial statements of Tracy II, and all federal and state income or franchise taxes for periods subsequent to the periods covered by said returns likewise have been paid or adequately accrued.

          h. Except pursuant to Paragraph 9(b) herein, Tracy II represents and warrants to the Company and its principal stockholders that they have not dealt with and do not know of any person, firm or corporation asserting any right to receive a brokerage commission, finder's fee or similar fee in connection with the making or negotiation of this Agreement or the completion of the transactions contemplated hereby. Tracy II will indemnify and hold the Company and its principal stockholders harmless against and with respect to all claims for brokerage commissions, finder's fees or similar fees with respect to this Agreement or the closing of the transactions contemplated hereby, based on any agreements, arrangements, or understandings claimed to have been made by Tracy II with any third party.

Tracy II further represents and warrants that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date and shall survive the closing for a period of three (3) years from the Closing Date.

     2. REPRESENTATIONS AND WARRANTIES BY TELEMETRIX RESOURCE. Telemetrix Resource warrants to the Company:

          a. Telemetrix Resource is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and has the corporate power to own its property and carry on its business in the State of Colorado. Certified copies of Telemetrix Resource's Certificate of Incorporation and By-Laws have heretofore been furnished to the Company by Telemetrix Resource and/or the Shareholders, and all such copies are true, correct and complete copies of the original Certificate of Incorporation and By-Laws, including all amendments thereto.

          b. Telemetrix Resource has the corporate authority to issue a total of 100,000,000 Common Shares with no par value and 100,000,000 Preferred Shares with a par value of $0.00l, of which 101 Common Shares have been validly issued, are now outstanding and are held of record by the Shareholders identified in Exhibit A, Schedule A-2.

          c. The developmental stage balance sheet of Telemetrix Resource dated as of December 31, 1998, which is attached hereto as Exhibit B, is in all material respects a true and correct statement of the financial condition of Telemetrix Resource and of Telemetrix Resource's assets and liabilities as of such date. As of the date of such balance sheet, Telemetrix Resource has not:

            (1) issued any shares of its Common Stock or any other capital stock, or any options or rights to acquire such securities, to any person other than the persons listed in Exhibit A, Schedule A-2;

            (2) paid or declared any dividends or distributions of capital, surplus, or profits with respect to any of its issued and outstanding shares of capital stock;

            (3) paid or agreed to pay any consideration in redemption of any of its issued and outstanding common stock; or

            (4)  entered into any other transaction or agreement which would, or
                 might,   materially  impair  their   shareholders'   equity  of
                 Telemetrix Resource as reflected in such balance sheet.

          d. Since October 31, 1997, Telemetrix Resource has not engaged in any material transactions other than transactions in the normal course of the operation of its business, which would, or reasonably could be expected to, materially impair the shareholder's equity of Telemetrix Resource as reflected in its balance sheet.

          e. Telemetrix Resource is not involved in any pending or threatened litigation which would, or reasonably could be expected to, materially affect its financial condition and which has not been:

            (1) provided for in the balance sheet attached as an exhibit to Telemetrix Resource's Business Plans; or

            (2)  disclosed to the Company in writing.

          f. Telemetrix Resource has good and marketable title to all of the property and assets shown in its balance sheets free and clear of any and all liens, encumbrances or restrictions, except for:

            (1) the liens, encumbrances and restrictions which are set forth in its respective balance sheets and the notes thereto;

            (2) liens, taxes and assessments which may become due and payable after the date of this Agreement; and

            (3) easements or other minor restrictions with respect to its property which do not materially affect the present use of such property.

          g. There are no unpaid assessments or proposed assessments of federal income taxes pending against Telemetrix Resource. All liabilities for federal and state income or franchise taxes, as shown on the tax returns filed, or to be filed, by Telemetrix Resource for the periods prior to the date hereof have been paid or the liability therefor has been provided for in the attached financial statements of Telemetrix Resource, and all federal and state income or franchise taxes for periods subsequent to the periods covered by said returns likewise have been paid or adequately accrued.

          h. Telemetrix Resource represents and warrants to the Company and its principal stockholders that it has not dealt with and does not know of any person, firm or corporation asserting any right to receive a brokerage commission, finder's fee or similar fee in connection with the making or negotiation of this Agreement or the completion of the transactions contemplated hereby Telemetrix Resource and it will indemnify and hold the Company and its principal stockholders harmless against and with respect to all claims for brokerage commissions, finder's fees or similar fees with respect to this Agreement or the closing of the transactions contemplated hereby, based on any agreements, arrangements, or understandings claimed to have been made by Telemetrix Resource with any third party.

Telemetrix Resource further represents and warrants that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date and shall survive the closing for a period of three (3) years from the Closing Date.

     3. REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS. The Shareholders hereby jointly and severally warrant to the Company:

          a. The Shareholders have full power and authority to exchange the Tracy II and Telemetrix Resource Common Stock which are held by them upon the terms and conditions provided for in this Agreement, and when delivered to the Company in accordance with the terms of this agreement, the Tracy II and Telemetrix Resource Common Stock will be free and clear of any lien or other encumbrance on the Closing Date specified herein.

          b. The Shareholders are acquiring the Common Stock of the Company solely for their own account, for investment, and not with a view to any subsequent "distribution" thereof within the meaning of that term as defined in the Securities Act of 1933, as amended (said Act and rules and regulations promulgated thereunder being hereinafter referred to as the "1933 Act"). The Shareholders understand that the Common Stock of the Company has not been registered under the Act or securities laws of any State ("State Act") by reason of the specific exemptions therefrom, which exemptions depend in part upon the Shareholders subjective investment intent as expressed herein. In furtherance of the foregoing, each Shareholder shall be required to execute and deliver to the Company an Investment Letter, in the form attached hereto as Exhibit C, as a condition precedent to the issuance of a certificate for the Common Stock of the Company that will be issued to him.

          c.  The Shareholders hereby jointly acknowledge that they are either:

              (1) "Accredited Investors" as such term is defined in Regulation D promulgated under the Act; or

              (2) That they have such  knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed exchange of Tracy H's and Telemetrix Resource's securities, respectively, for Common Stock of the Company; and that they are able to bear the economic risks of the investment and are able to protect their own interests in an investment of this nature.

The Shareholders further represent and warrant that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date and shall survive the closing for a period of three
(3) years from the Closing Date.

     4. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company hereby represents and warrants to Tracy II, Telemetrix Resource and the Shareholders:

a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its properties and carry on its business as now being conducted. Certified copies of the Company 5 Certificate of Incorporation and By-Laws have heretofore been furnished to Tracy II and Telemetrix Resource and/or the Shareholders by the Company, and all such copies are true, correct and complete copies of the original Certificate of Incorporation and By-Laws including all amendments thereto.

b. The Company has the corporate authority to issue a total of 10,000,000 shares of $0.001 par value Common Stock and 1,000,000 shares of $0.01 par value Preferred Stock, of which 3,439,247 common shares ("Old Common Stock" or "Old Common Shares") are presently issued and outstanding. The beneficial owners of the Old Common Shares, as reflected on the records of the Company, are identified in Exhibit D to this Agreement (the "Existing Company Shareholders").

c. Prior to the closing date of this Reorganization Agreement, the Company will effect a reverse split of all issued and outstanding shares of the Company's Old Common Stock in the ratio of one (1) share of the Company's new common stock ("New Common Shares" or "New Common Stock")
     for each eleven and one-half (11.5) shares presently outstanding; provided, however, that (a) no fractional shares shall be issued and all calculations that would result in the issuance of a fractional share shall be rounded up to the nearest whole number and (b) no stockholder who was the beneficial owner of at least 100 shares of Old Common Stock shall receive fewer than 100 shares of New Common Stock and all calculations that would result in the issuance of fewer than 100 shares of New Common Stock to such a stockholder will be rounded up to 100 shares; so that immediately thereafter the Company will have approximately 320,000 shares of New Common Stock issued and outstanding, all of which shares are fully paid, validly issued and nonassessable. Except as specifically provided herein and in certain agreements between the parties and their respective legal counsel, no other capital stock of the Company or any rights whatsoever to purchase additional capital stock of the Company will be outstanding on the Closing Date; except as specifically provided herein and in such agreements with legal counsel, no stockholder of the Company will have or obtain any registration rights with respect to any shares of the Company's capital stock that are issued and outstanding on the Closing Date.

d. The Company certifies that as of the closing date of this Reorganization Agreement, there are no Company convertible or non-convertible preferred shares of any class or series ("Preferred Shares" or "Preferred Stock") issued and outstanding, nor are there any agreements granting any party rights with respect to Preferred Stock or Company common stock resulting from the exercise of conversion rights of Preferred Stock. The Company hereby indemnifies and holds harmless Tracy II, TRG, and the Shareholders from any damage resulting from a claim of any party alleging ownership of Preferred Stock or Company common stock resulting from the exercise of conversion rights of Preferred Stock.

e. Prior to the closing date of this Reorganization Agreement, the Company will amend its Certificate of Incorporation to increase the authorized Common Stock of the Company from 10,000,000 shares to 25,000,000 shares and to increase the authorized Preferred Stock of the Company from 1,000,000 shares to 5,000,000 shares.

f. The Company's audited Financial Statements for the period ending 12/31/98, which are attached hereto as Exhibit E, constitute a substantially true and correct statement of the financial condition of the Company and the Company's assets, liabilities and income as of such date. Since the date of such Balance Sheet, the Company has not:

     (1) issued any shares of its Common Stock, convertible or nonconvertible Preferred Stock, or any other capital stock, or any options or rights to acquire such securities, to any person;

     (2) converted any Company convertible Preferred Stock to Common Stock;

     (3) paid or declared any dividends or distributions of capital, surplus, or profits with respect to any of its issued and outstanding shares of Common Stock;

     (4) paid or agreed to pay any consideration in redemption of any of its issued and outstanding shares of Common Stock; or

     (5) entered into any other transaction or agreement which would, or might, materially impair the Shareholder's Equity of the Company as reflected in such Balance Sheet.

g. The Company has the corporate power and authority to execute and perform all of its duties and obligations under the terms of this Agreement and to issue and deliver to the Shareholders the Common Stock that is required to be issued and delivered under the terms of this Agreement.

h. The execution and delivery of this Agreement, and the issuance of Common Stock required to be issued hereunder, will have been duly authorized by all necessary corporate action and neither the execution nor delivery of this Agreement nor the issuance of Common Stock nor the performance, observance or compliance with the terms and provisions of this Agreement will violate any provision of law, any order of any court or other governmental agency, the Certificate of Incorporation or By-Laws of the Company or any indenture, agreement or other instrument to which the Company is a party, or by which it is bound or by which any of its property is bound.

i. The execution of this Reorganization Agreement and the performance of the Company's obligations hereunder will not constitute a material default under any contract, lease, sublease, license or agreement nor will it create a conflict between the Company and any third party and the Company is not obligated to obtain the consent of any third-party prior to the execution of this Reorganization Agreement and the performance of the Company's obligations hereunder.

j. The Company is not involved in any pending or threatened litigation, nor does the Company have knowledge of any event which is likely to result in litigation, which would, or might, materially affect its financial condition and which has not been:

     (1)  identified in the financial  statements  attached  hereto as Exhibit
          E; or
     (2) expressly disclosed to Tracy II and Telemetrix Resource and the Shareholders in writing.

k. Except as specifically disclosed to Tracy II and Telemetrix Resource and the Shareholders in writing, the Company has no subsidiaries, all former subsidiaries have been legally dissolved in accordance with applicable law and no person has any claim of any nature against the Company with respect to the operations of any former subsidiary of the Company.

l. The Company filed a voluntary petition under Chapter 11 of the Bankruptcy Act on September 11, 1989 in the U.S. Bankruptcy Court for the District of New Jersey (Case # 89-02801) which was subsequently converted to a case under Chapter 7 of the Bankruptcy Act on December
     18, 1989 and later closed on July 12, 1994. As a result of the Bankruptcy, the Company was inactive and engaged in no business activities until June 10, 1996, when its corporate charter was restored. On June 13, 1996, the Company filed with the Securities and Exchange Commission an omnibus Annual Report on Form 10-K for the fiscal years ended December 31, 1989 through December 31, 1995. Since June 13, 1996, the Company has filed all registration statements, reports and other documents required to be filed by it with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and each such registration statement, report or other document contained, at the time it was filed, such information as was required to be included in such registration statement, report or other document and all such information was correct and complete in all material respects; the Company has made all reports to shareholders required by law to be made by the Company and each such report was correct and complete in all material respects; to the best of the Company's knowledge, no event has occurred or is likely to occur that required or would require an amendment to any registration statement, report or other document referred to herein that has not been filed or distributed as required.

m. There are no unpaid assessments or proposed assessments of Federal income taxes pending against the Company. All liabilities for federal and state income or franchise taxes, as shown on the tax returns filed, or to be filed, by the Company, have been paid or the liability therefor has been provided for in the attached Balance Sheet and all federal and state income or franchise taxes for periods subsequent to the periods covered by the Company's returns have also been paid or properly accrued.

n. Except as disclosed on the Balance Sheet, there are no liabilities of any kind or nature and all contingent liabilities of every kind have likewise have been paid or properly accrued.

o. The Common Stock which will be delivered to the Shareholders pursuant to the terms of this Agreement will, on delivery in accordance with the terms hereof, be duly authorized, validly issued and fully paid and nonassessable.

p. Except as contemplated by this Agreement, the Company represents and warrants to Tracy II and Telemetrix Resource and the Shareholders that it has not dealt with and does not know of any person, firm or corporation asserting any right to receive a brokerage commission, finder's fee or similar fee in connection with the making or negotiation of this Agreement or the completion of the transactions contemplated hereby and the Company will indemnify and hold Tracy II and Telemetrix Resource and the Shareholders harmless against and with respect to all claims for brokerage commissions, finder's fees or similar fees with respect to this Agreement or the closing of the transactions contemplated hereby, based on any agreements, arrangements, or understandings claimed to have been made by the Company with any third party.

The Company further represents and warrants that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date, and shall survive the closing for a period of three
(3) years from the Closing Date.

     5. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company hereunder shall be subject to the following conditions:

          a. The Company shall not have discovered any material error, misstatement or omission in any of the representations and warranties made by Tracy II and Telemetrix Resource or the Shareholders herein and all the terms and conditions of this Agreement to be performed and complied with have been performed and complied with.

          b. There shall have been no material adverse changes in the financial condition, business or operations of Tracy II and Telemetrix Resource taken as a whole from December 31, 1998, until the Closing Date, except for changes resulting from operations in the usual and ordinary course of its business, and between such dates no business and assets of Tracy II and Telemetrix Resource shall have been materially adversely affected as the result of any fire, explosion, earthquake. flood, accident, strike, lockout, combination of the workmen, condemnation of any assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

          c. The Company shall have received the opinion of Haligman Lottner Rubin & Fishman, P.C., legal counsel for Tracy II and Telemetrix Resource, to the effect that:

              (1) Tracy II is a corporation duly organized, validly existing and in good standing under the laws of Nebraska and has the power and authority to own its properties and to carry on its business in the State of Nebraska as of the Closing Date;

              (2) Telemetrix  Resource is a corporation duly organized,  validly existing and in good standing under the laws of Colorado and has the power and authority to own its properties and to carry on its business in the State of Colorado as of the Closing Date;

              (3) Tracy II's outstanding  Common Stock is validly issued,  fully paid and nonassessable;

              (4) Telemetrix  Resource   outstanding  Common  Stock  is  validly
                  issued, fully paid and nonassessable; and

              (5) This  Agreement  has been duly executed and delivered by Tracy
                  II  and   Telemetrix   Resource  and  the   Shareholders   and
                  constitutes a legal, valid and binding obligation of the Shareholders enforceable in accordance with its terms.

     6. CONDITIONS TO THE OBLIGATIONS OF TRACY II AND TELEMETRIX RESOURCE AND THE SHAREHOLDERS. The obligations of the Tracy II and Telemetrix Resource and the Shareholders hereunder are subject to the following conditions:

      a. The Shareholders shall not have discovered any material error or misstatement in any of the representations and warranties made by the Company herein and all the terms and conditions of this Agreement to be performed and complied with by the Company have been performed and complied with.

      b. There shall have been no material adverse changes in the financial condition, business or operations of the Company, from December 31, 1998 until the Closing Date, except for changes resulting from those operations in the usual ordinary course of the business.

      C. The Shareholders shall have received the opinion of John L. Petersen, legal counsel for the Company, to the effect that:

      (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the power to own and operate its properties wherever the same shall be located as of the Closing Date;

      (2) The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms;

      (3) When delivered to the Shareholders, the Common Stock to be delivered to the Shareholders pursuant to the terms of this Agreement will be validly issued, fully paid and nonassessable;

      (4) The Common Stock of the Company which was issued and outstanding prior to the Closing Date of this Agreement has been (a) issued pursuant to a valid claim of exemption under Section 4(2) of the Securities Act of 1933, (b) issued pursuant to an effective registration statement under the Securities Act of 1933, or (c) issued in violation of the applicable registration requirements of the Securities Act of 1933, but at a date sufficiently remote from the Closing Date that purchasers of such shares are precluded from initiating or maintaining an action in law or in equity based on the sale and issuance of such shares; and

      (5) The Common Stock of the Company is fully registered under the Securities Exchange Act of 1934 and the Company has, for the preceding 12 months, filed all reports required to be filed under Sections 12 and 15 of the Exchange Act.

      (6) As of the closing date of this Reorganization Agreement, the Company has no convertible or non-convertible preferred shares of any class or series ("Preferred Shares" or "Preferred Stock") issued and outstanding, nor any agreements granting any party rights with respect to Preferred Stock or the Company's common stock resulting from the exercise of conversion rights of Preferred Stock, and that Preferred Stock previously issued and outstanding, if any, no longer exists, whether abrogated through bankruptcy or other method or operation of law. Such opinion shall further state that the Company is in a position to validly indemnify and hold harmless Tracy II, TRG, and the Shareholders from any damage resulting from a claim of any party alleging rights in connection with Preferred Stock or the Company's common stock resulting from the exercise of conversion rights of Preferred Stock.

     7. CLOSING DATE. The final closing of this Agreement shall take place in Denver. Colorado on or about March 31, 1999, or at such other reasonable time and place as the parties hereto shall agree upon (the "Closing" or "Closing Date").

     8. EXCHANGE OF SECURITIES. Subject to the terms and conditions set forth herein, and at the time of the Closing set forth in Section 7 and the conditions to which are specified in Sections 5 and 6, the Company will issue and deliver to the Shareholders share certificates evidencing the ownership of a total of 11,500,000 of the Company's New Common Stock to each respective Shareholder for the number of shares specified in Exhibit A, Schedule A-3. Concurrently therewith the Shareholders shall deliver to the Company:

          a.  certificates   evidencing   the  ownership  of  all  issued  and
              outstanding capital stock of Tracy II, duly endorsed to the Company;

          b.  certificates   evidencing   the   ownership   of  all  issued  and
              outstanding capital stock of Telemetrix Resource, duly endorsed to the Company.

     9.   ISSUANCE OF SECURITIES.
At or subsequent to the Closing, the Company will issue and deliver share certificates evidencing the ownership of the Company's New Common Stock in the following amounts to the following parties:

          a. 300,000 of the Company's New Common Shares to Capston Network Company as compensation for services rendered in connection with the Company and the transaction contemplated by this Agreement (the "Compensation Shares");

          b. 467,000 of the Company's New Common Shares to be issued in payment of a Finder's Fee, using the "reversed stretched Lehman formula" based on a transaction value of $21,131,581 (the "Transaction Value") and calculated as follows: 1 % of the first $2 million in Transaction Value; 2% of the second $2 million in Transaction Value, 3 % of the third $2 million in Transaction Value, 4% of the fourth $2 million in Transaction Value and 5 % of any Transaction Value in excess of $8 million. Such shares may be registered under the Securities Act prior to issuance. Notwithstanding the foregoing, no finder's fees will be paid to Capston Network Company or any of its officers, directors, employees, agents or affiliates without the prior consent of the Stockholders.

     10. ACTIONS AT THE CLOSING. At the final Closing of this Agreement, the Company and the Shareholders will each deliver, or cause to be delivered to the other, the shares of stock to be exchanged in accordance with Section 8 of this Agreement and each party shall pay any and all federal and state taxes required to be paid in connection with the issuance and the delivery of their own securities. All stock certificates shall be in the name of the party to which the same are deliverable, as specified herein. In addition to the above-mentioned exchange of certificates, the following transactions will take place at the final Closing.

          c. The Company will deliver to the Shareholders and Tracy II and Telemetrix
              Resource:

              (1) Duly  certified  copies  of  corporate  resolutions  and other corporate proceedings taken by the Company to authorize the execution, delivery and performance of this Agreement;

              (2) The  opinion  of  John  Petersen,  Esquire,  counsel  for  the
                  Company, as provided for in Section 6(c) hereof;

              (3) A certificate  executed by a principal  officer of the Company attesting that the foregoing representations and warranties of the Company are true and correct as of the Closing Date and that all of the conditions to the obligations of the Shareholders which are to be performed by the Company have been performed as of the Closing Date;

              (4) A certificate  of corporate good standing for the Company from the Delaware Secretary of State which shall be dated no more than 60 days prior to the Closing Date; and

              (5) Duly  executed  resignations  of  all  existing  officers  and directors of the Company, effective as of 8:00 a.m. on the Closing Date.

          d. The Shareholders and Tracy II and Telemetrix Resource will deliver to the Company:

              (1) The opinion of Haligman Lottner Rubin & Fishman, P.C., counsel for  Tracy II and  Telemetrix  Resource,  as  provided  for in
                  Section 5(d) hereof;

              (2) A certificate of corporate good standing for Tracy II from the
                  Nebraska Secretary of State which shall be dated no more than sixty (60) days prior to the Closing Date;

              (3) A  certificate  of  corporate  good  standing  for  Telemetrix
                  Resource from the Colorado Secretary of State which shall be dated no more than sixty (60) days prior to the Closing Date;

              (4) A certificate  by a principal  officer of each of Tracy II and
                  Telemetrix Resource that each of the representations and warranties of the Shareholders and Tracy II and Telemetrix Resource, respectively, are true and correct as of the Closing Date and that all of the conditions to the obligations of the Company which are to be performed by Tracy II and Telemetrix Resource and the Shareholders have been performed as of the Closing Date.

     11. CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, the Company, Tracy II and Telemetrix Resource shall conduct their business in the same manner in which it has heretofore been conducted and the Shareholders will not permit Tracy II and Telemetrix Resource to (1) enter into any contract, other than in the ordinary course of business, or (2) declare or make any distribution in the nature of a dividend or return of capital to the Shareholders without first obtaining the written consent of the Company. Likewise, the Company will not 1) enter into any contract, other than in the ordinary course of business, or (2) declare or make any distribution in the nature of a dividend or return of capital to its shareholders without first obtaining the written consent of the Shareholders.

     12. BOARD OF DIRECTORS.  Promptly  after  compliance  with  Securities  Act
Section 14(f), the Board of Directors of the Company shall have a meeting, at which all of the present directors of the Company shall resign, and they shall elect as members of the Company's Board of Directors, in accordance with the By-Laws of the Company, such individuals as the Shareholders shall designate to the Company in writing.

     13. FUTURE REGISTRATION OF COMMON STOCK. The Shareholders understand that because the New Common Stock has not been registered under the Act or any state Act, they must hold the New Common Stock for a minimum of two years from the date of the closing of this Agreement and cannot dispose of any or all of the New Common Stock unless such New Common Stock is subsequently registered under the Act and any applicable State Act, or exemptions from registration are available. The Shareholders acknowledge and understand that they have no independent right to require the Company to register the shares of New Common Stock. The Shareholders further understand that the Company may, as a condition to the transfer of any of the New Common Stock, require that the request for transfer by a Shareholder be accompanied by an opinion of counsel, in form and substance satisfactory to the Company, provided at such Shareholder's expense, to the effect that the proposed transfer does not result in violation of the Act or any applicable State Act, unless such transfer is covered by an effective registration statement under the Act and is in compliance with all applicable State Acts.

     14. TRANSFERABILITY. All certificates for shares of New Common Stock which are issued to the Shareholders pursuant to the terms of this Agreement shall be restricted securities within the meaning of Regulation D of the 1933 Act. The Company shall issue stop transfer instructions to the transfer agent for its New Common Stock with respect to the of New Common Stock and shall place the following legend on the certificates representing such of New Common Stock:
      "The shares represented by this certificate have been acquired pursuant to a transaction effected in reliance upon an exemption under the Securities Act of 1933, as amended (the "Act"), and have not been the subject to a Registration Statement under the Act or any state securities act. The securities may not be sold or otherwise transferred in the absence of such registration or applicable exemption therefrom under the Act or any applicable state securities act."

     15. ACCESS TO INFORMATION. Either previously or concurrently herewith, the Company has delivered to the Shareholders correct and complete copies of all documents and records requested by the Shareholders. In addition, the Shareholders have had the opportunity to ask questions of, and receive answers from, officers and directors of the Company, and persons acting on its behalf concerning the terms and conditions of the Agreement, and has received sufficient information relating to the Company to enable them to make an informed decision with respect to the acquisition of the New Common Stock.

     16. NO SOLICITATION. At no time were the Shareholders presented with or solicited by any leaflet, public promotion meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising in connection with its acquisition of the New Common Stock.

     17. EXPENSES. The Shareholders, Tracy II and Telemetrix Resource and the Company shall each pay their respective expenses incident to this Agreement and the transactions contemplated hereby, including all fees of their counsel and accountants, whether or not such transactions shall be consummated; provided that Tracy II and Telemetrix Resource may pay the reasonable fees and expenses of the Shareholders counsel and their accountants in connection with this Agreement, the proposed transactions contemplated hereby, as well as travel and lodging expenses of its officers related to the negotiation of this Agreement with said payment being made by way of issuance of additional shares of the Company's New Common Stock. The Shareholders shall pay all other fees and expenses incurred by them or by Tracy II and Telemetrix Resource by reason of this Agreement and the proposed transactions contemplated hereby.

     13. ATTORNEYS FEES. In the event of any litigation among the parties related to this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs to be fixed by the Court, said fees to include appeal and collection of judgment.

     19. ARBITRATION. All disputes concerning this Agreement or the transactions contemplated herein will be submitted to binding arbitration in Denver, Colorado, in accordance with the rules of the American Arbitration Association. The decisions of the Arbitrator must be delivered in writing accompanied by written findings of fact and conclusions of law. Any court of competent jurisdiction may enter judgment upon the Arbitrator's awards. The prevailing party, as part of its damages, shall be entitled to recover its reasonable attorneys fees and expenses incurred in such arbitration from the losing party.

     20.    MISCELLANEOUS.

     a.   This  Agreement  shall  be  controlled,   construed  and  enforced  in
          accordance with the laws of the State of Colorado without giving effect to conflict of laws principles thereof.

     b. This Agreement shall not be assignable by any party without prior written consent of the others.

     c. All Section headings herein are inserted for convenience only. This Agreement may be executed in several counterparts, each of which shall be deemed an original, which together shall constitute one and the same instrument. Facsimile signatures shall constitute original signatures.

     d. This Agreement sets forth the entire understanding between the parties, there being no terms, conditions, warranties or representations other than those contained herein and specifically supersedes the letter of intent between the parties dated December 11, 1997 and accepted December 17, 1997, and no amendments hereto shall be valid unless made in writing and signed by the parties hereto.

     e. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the Shareholders and Tracy II and Telemetrix Resource and upon the successors and assigns of the Company.

     f. All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail:


If to the Shareholders, Tracy II or Telemetrix Resource, copies to:

Michael J. Tracy
P.O. Box 1225
Scottsbluff, Nebraska 69363
Telephone:  308 / 436-4090
Facsimile:  308 / 436-7101

With copies to:
Michael L. Glaser, Esquire
Haligman Lottner Rubin & Fishman PC
633 Seventeenth Street - Suite 2700
Denver, Colorado 80202-3635
Telephone:  303 / 292-1200
Facsimile:  303 / 292-1300


If to the Company:
Ms. Sally Fonner
1612 North Osceola Avenue
Clearwater, Florida 34615
Telephone:  727 / 433-3434
Facsimile:  727 / 443-5240

with copies to:
John L. Petersen, Esquire
5616 San Felipe
Houston, Texas 77056
Telephone:    713 / 627-0019
Facsimile:    713 / 627-0927

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ARNOX CORPORATION
BY: /s/ Sally A. Fonner
Sally A. Fonner, President and chairman of the Board

TRACY CORPORATION II
BY: /s/ Michael J. Tracy
Michael J. Tracy, President

TELEMETRIX RESOURCE GROUP, INC.
By: /s/ Michael L. Glaser
Michael L. Glaser, Secretary

SHAREHOLDERS IDENTIFIED IN EXHIBIT A, SCHEDULE A-1

By: /s/ Michael J. Tracy
Michael J. Tracy, Shareholder

HARTFORD HOLDING LTD., a Cayman Island corporation, Shareholder
By: /s/ William W. Becker
William W. Becker
By: /s/ Michael L. Glaser
Michael L. Glaser, Shareholder


                             EXHIBIT A
                            Shareholders

Name and Address of Shareholder

Hartford Holdings Ltd
P.O. Box 143
Cayman Islands BWI

Michael J. Tracy
731 East 3 8th Street
Scottsbluff, Nebraska 69361

Michael L. Glaser
2324 S. Jackson Street
Denver Colorado 80211


                                 Schedule A-1

                     Shareholders of Tracy Corporation II


Name and Address of              # of Shares       Percentage
Shareholder                      Owned             Owned
Hartford Holdings Ltd. ....       85.35             9.09%
P.O. Box 143
Cayman Islands, BWI

Michael J. Tracy ..........      768.30            81.82%
731 East 38th Street
Scoffsbluff, Nebraska 69361

Michael L. Glaser .........       85.35             9.09%
2324 S. Jackson Street
Denver, Colorado 80211

TOTALS ....................      939.00 Shares    100.00%


                                 Schedule A-2
               Shareholders of Telemetrix Resource Group, Inc.

Name and Address            # of Shares Owned              Percentage Owned
of Shareholder

Hartford Holdings Ltd.      101                            100.0
P.O. Box 143
Cayman Islands, BWI


                                 Schedule A-3
         Number of Company Shares to be Issued by the Company to the
                         Shareholders at the Closing

Name and Adress of Shareholder               # of Shares to be Issued


Hartford Holdings Ltd.                       6,900,000
P.O. Box 143
Cayman Islands, BWI

Michael J. Tracy                             4,140,000
731 East 38th Street
Scottsbluff, Nebraska 69361

Michael L. Glaser                              460,000*
2324 S. Jackson Street
Denver, Colorado 80211

TOTAL                                       11,500,000

* In addition, Mr. Glaser is being issued 90,000 shares as payment for legal services rendered, for a total of 550,000 shares.




                                  EXHIBIT B
             Audited Financial Statements of Tracy Corporation II
                                     and
               Balance Sheet of Telemetrix Resource Group, Inc.

                               [first document]

                             TRACY CORPORATION II
                            Scottsbluff, Nebraska

                      CONSOLIDATED FINANCIAL STATEMENTS
                                     and
                         INDEPENDENT AUDITOR'S REPORT

                For the Years Ended December 31, 1996 and 1995

                             TRACY CORPORATION II
                            Scottsbluff, Nebraska

                              TABLE OF CONTENTS

                                   * * * *



                                                                   Page Number

Independent Auditor's Report                                       1

Financial Statements

  Balance Sheets                                                   2 - 3

  Statements of Income and Changes in Retained Earnings            4

  Statements of Cash Flows                                         5

Notes to the Financial Statements                                  6 - 10



                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Tracy Corporation II
Scottsbluff, Nebraska


We have audited the accompanying balance sheets of Tracy Corporation II as of December 31, 1996 and 1995, and the related statements of income and changes in retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tracy Corporation II as of December 31, 1996 and 1995, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

Gering, Nebraska
January 28, 1998

                                                             1996           1995
Assets
    ..............................................

  Current assets:
    Cash .........................................     $    1,895     $      343
    Accounts receivable - trade ..................         54,557         15,890
    Accounts receivable - other ..................         96,815        100,340
                                                       ----------     ----------

      Total current assets .......................     $  153,267     $  116,573
                                                       ----------     ----------

  Property, plant and equipment:
    Land .........................................     $    2,000     $    2,000
    Buildings and improvements ...................         11,549         11,549
    Office equipment .............................         37,151         34,601
    Communications equipment .....................        644,369        648,818
    Vehicles .....................................         32,147         28,497
                                                       ----------     ----------

      Total property, plant and equipment ........     $  727,216     $  725,465

      Less accumulated depreciation ..............        619,430        595,776
                                                       ----------     ----------

        Total property, plant and equipment
          net of accumulated depreciation ........     $  107,786     $  129,689
                                                       ----------     ----------

  Other assets:
    FCC auction deposit ..........................     $  100,000     $     --
    Deferred patronage dividends .................          1,576            161
    FCC license C block (net of amortization) ....        822,272           --
    Patent (net of amortization) .................         14,725           --
    Investments in other organizations ...........           --          245,733
    Deposits .....................................           --               20
                                                       ----------     ----------

      Total other assets .........................     $  938,573     $  245,914
                                                       ----------     ----------

  Total assets ...................................     $1,199,626     $  492,176
                                                       ==========     ==========

                                                               1996         1995

Liabilities and Stockholder's Equity
    ..................................................
  Current liabilities:
    Accounts payable .................................   $   11,811   $     --
    Accrued interest .................................       23,402        1,635
    Other accrued expenses ...........................          711         --
    Customer deposits ................................       12,851       19,316
    Current portion of long-term liabilities .........      219,846      311,500
                                                         ----------   ----------

      Total current liabilities ......................   $  268,621   $  332,451
                                                         ----------   ----------

  Long-term liabilities:
    Notes payable (net of current portion) ...........   $  773,888   $     --
                                                         ----------   ----------

      Total long-term liabilities ....................   $  773,888   $     --
                                                         ----------   ----------

        Total liabilities ............................   $1,042,509   $  332,451
                                                         ----------   ----------

  Stockholder's equity:
    Capital stock-authorized 1,000 common shares,
      $10 par value; issued 652 shares ...............   $    6,520   $    6,520
    Capital surplus ..................................      148,500      148,500
    Retained earnings ................................        2,097        4,705
                                                         ----------   ----------

      Total stockholder's equity .....................   $  157,117   $  159,725
                                                         ----------   ----------

  Total liabilities and stockholder's equity .........   $1,199,626   $  492,176
                                                         ==========   ==========

                                                1996         1995
Sales and services ..........................   $ 467,872    $ 442,696
                                                ---------    ---------

  Gross profit ..............................   $ 467,872    $ 442,696
                                                ---------    ---------

Expenses:
  Depreciation and amortization .............   $  57,723    $  53,341
  Research and development costs ............      84,000        8,000
  Bad debts .................................      15,214        9,358
  Selling, general and administrative .......     319,213      327,924
  Interest ..................................      36,851        9,306
                                                ---------    ---------

    Total expenses ..........................   $ 513,001    $ 407,929
                                                ---------   ---------

      Operating income (loss) ...............   $ (45,129)   $  34,767
                                                 ---------   ---------

Other income:
  Interest income ...........................   $    --      $   8,978
  Lease income ..............................      15,182         --
  Miscellaneous income ......................      11,545        8,908
  Gain (loss) on sale of assets .............      23,959         --
  Income (loss) on investments ..............    (  8,165)    (  4,267)
                                                ---------    ---------


    Total other income ......................   $  42,521    $  13,619
                                                ---------    ---------

      Net income (loss) .....................   $(  2,608)   $  48,386

Retained earnings, beginning of year ........       4,705    $( 43,681)
                                                ---------    ---------

Retained earnings, end of year ..............   $   2,097    $   4,705
                                                =========    =========

                                                               1996          1995
Cash flows from operating activities:


  Net income (loss) ................................   (     2,608)   $    48,386

  Adjustments  to reconcile  net income to net
  cash flows  provided by operating activities:
    Depreciation and amortization ..................        57,723         53,341
    (Gain) loss on sale of assets ..................   (    23,959)
                                                       -----------
    (Increase) decrease in accounts receivable .....   (    35,142)    (    1,834)
    Increase (decrease) in accounts payable ........        11,811           --
    Increase (decrease) in accrued liabilities .....           711     (    1,495)
    Increase (decrease) in interest payable ........        21,767           --
    Increase (decrease) in customer deposits .......   (     6,465)    (   21,169)
                                                       -----------    -----------


      Net cash flows provided by (used in) operating
        activities .................................   $    23,838    $    77,229
                                                       -----------   -----------

Cash flows from investing activities:
  Cash payments for the purchase of property .......   $   (19,841)   $   (69,003)
  Cash proceeds from the sale of property ..........        29,398           --
  Cash payments for the purchase of FCC license ....   (   843,356)
                                                       -----------
  Cash proceeds (payments) from investments in other
    organizations and other assets .................       129,279     (  245,894)
                                                       -----------    -----------

      Net cash flows provided by (used in) investing
        activities .................................   $(  704,520)   $(  314,897)
                                                       -----------    -----------



Cash flows from financing activities:
  Proceeds from issuance of long-term debt .........   $ 1,027,985    $   304,000
  Principal payments on long-term debt .............    (  345,751)    (   76,442)
                                                       -----------    -----------


      Net cash flows provided by (used in) financing
        activities .................................   $   682,234    $   227,558
                                                       -----------    -----------

Net increase (decrease) in cash and cash equivalents   $     1,552    $   (10,110)

Cash and cash equivalents, beginning of year .......           343         10,453
                                                       -----------    -----------

Cash and cash equivalents, end of year .............   $     1,895    $       343
                                                       ===========    ===========



Supplemental disclosures of cash flow information:
  Cash paid during the year for
    Interest expense ...............................   $    15,084    $     7,671


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business - Tracy Corporation II (Company) is a Nebraska corporation operating for profit in western Nebraska and Eastern Wyoming. The Company's primary sources of revenue are the sales and rental of communication pagers and the monthly service charges for the equipment. In the course of its business, the Company extends credit to its customers for the purchase and rental of paging equipment and the provision of service thereon. During 1996, the Company acquired 100% interest in a partnership investment. This acquisition enabled the Company to have all the rights granted in the FCC Franchise License issued for Basic Trading Area (BTA) 411, which covers much of Western Nebraska and a portion of Eastern Wyoming. This license permits the operation of Personal Communications Systems (PCS) in this designated area.

Basis of Accounting - The Company uses the accrual basis of accounting. Under the accrual basis of accounting, revenues are recognized when they are earned, and expenses are recognized when they are incurred.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivables - The Company uses the direct charge off method for doubtful receivables. When management determines an account to be uncollectible, it is written off to bad debt expense.

Investments   in  Other   Organizations   -  The   investment  in  the  Wireless
Communications Co. is stated at cost increased or decreased for the amount of income or loss reflected on the income tax return attributable to the Company.

Property, Plant and Equipment and Depreciation - Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major betterments are capitalized. Maintenance and repairs are charged to operations in the year incurred. Gain or loss on sale, retirement or other disposition of property, plant and equipment is credited or charged to operations in the year sustained.

Depreciation is provided on an accelerated basis in accordance with generally accepted accounting principles over the estimated useful lives of the respective assets using the following lives:

            Buildings and improvements              5 - 31.5 years
            Office equipment                        5 - 7    years
            Communications equipment                5 - 7    years
            Vehicles                                5        years


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets - Intangible assets subject to amortization include patents and franchise rights. These assets are amortized on a straight-line basis using the following economic lives:

                                                 Term           Cost

      Patent                                   15 Years     $     15,059
      Covenants not to Compete
        FCC Franchise License                  10 Years          843,356
                                                             -----------

          Total                                             $    858,415
                                                             ===========

Following is an analysis of activity in intangible assets for the fiscal year ended December 31, 1996:

                         Beginning                                   Ending
                          Balance      Additions      Removals       Balance

Patent                 $       -     $     15,059  $       -      $     15,059
FCC Franchise License          -          843,356          -           843,356
                        -----------   -----------   -----------    -----------

  Total                $       -     $    858,415  $       -      $    858,415

Accumulated
  amortization                 -           21,418          -            21,418
                        ----------    -----------   -----------    -----------

    Net total          $       -     $    836,997  $       -      $    836,997
                        ==========    ===========   ===========    ===========


Research and Development Costs - Company sponsored research and development expenses related to present and future products are expensed as incurred. Research and development costs determined in accordance with FASB Statement No. 2, "Accounting for Research and Development Costs", were $84,000 and $8,000 for the years ended December 31, 1996 and 1995, respectively.

Income Taxes and Deferred Taxes - The Company has elected to be taxed for federal and state purposes as a Subchapter S Corporation. This election transfers the income tax liability to the stockholders of the corporation.
There are no taxes for the Company in 1996 or 1995.

Cash and Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.



NOTE 2 - CONCENTRATION OF RISK

The Company through a partnership investment and subsequent acquisition of the entire interest, was the successful bidder for an FCC Franchise License for Wireless Communications. In order for this franchise license to be profitable, a substantial sum of capital will be required before any return on investment is realized. Start up costs will be substantial before any revenue is received. Management has estimated the time frame for realization of revenue to be up to two years from the acquisition of the franchise license.

The Company has applications pending for patents which operate in conjunction with various types of digital communications systems and system technologies. The number of patent claims which will ultimately be granted is not known and it is not possible to place a value on the patent applications. The patens deal with systems and technologies that reduce the overall cost of consolidating and delivering data, including such things as electrical and gas meter information, security services, and vending replenishment information. The technology will be first deployed on the Company's Personal Communications Systems in Basic Trading Area 411. Upon successful deployment, the Company will license the use of the technology and equipment to other digital communications providers thoughout the world.


NOTE 3 - PROPERTY, PLANT AND EQUIPMENT AND ACCUMULATED DEPRECIATION

Following is an analysis of changes in property, plant and equipment and accumulated depreciation for the years ended December 31, 1996 and 1995:

                           Beginning                                             Ending
                             Balance       Additions          Deletions         Balance
1996
Land                   $       2000     $       -        $       -         $      2,000
Buildings and
  improvements               11,549             -                -               11,549
Office equipment             34,601            2,550             -               37,151
Communications
  equipment                 648,818            7,491           11,940           644,369
Vehicles                     28,497            9,800            6,150            32,147
                        -----------      -----------      -----------       -----------

  Total                $    725,465     $     19,841     $     18,090      $    727,216

  Accumulated
    depreciation            595,776           36,305           12,651           619,430
                        -----------      -----------      -----------       -----------

    Net total          $    129,689     $(    16,464)    $(     5,439)     $    107,786
                        ===========      ===========      ===========       ===========



NOTE  3  -  PROPERTY,  PLANT  AND  EQUIPMENT  AND  ACCUMULATED  DEPRECIATION
(CONTINUED)

                          Beginning                                       Ending
                            Balance      Additions     Deletions         Balance
1995

Land ...............   $       2000   $       --     $       --     $      2,000
Buildings and
  improvements .....         11,549           --             --           11,549
Office equipment ...         28,333          6,268           --           34,601
Communications
  equipment ........        596,445         52,373           --          648,818
Vehicles ...........         18,135         10,362           --           28,497
                       ------------   ------------   ------------   ------------

  Total ............   $    656,462   $     69,003   $       --     $    725,465

  Accumulated
    depreciation ...        542,435         53,341           --          595,776
                       ------------   ------------   ------------   ------------

    Net total ......   $    114,027   $     15,662   $       --     $    129,689
                       ============   ============   ============   ============



NOTE 4 - INVESTMENTS IN OTHER ORGANIZATIONS

On June 8, 1995, the Company acquired a fifty percent interest in Wireless Communications Company (a Partnership). The net investment in the partnership as of December 31, 1995, was $245,733. The Company acquired the entire interest in the Partnership June 11, 1996. The primary asset of the Partnership was the FCC Franchise License that is reflected on the December 31, 1996, Balance Sheet.


NOTE 5 - UNASSERTED CLAIMS AND ASSESSMENTS

On December 30, 1996, the Company by board resolution, authorized the negotiation of the sale of up to thirty percent of the Company. The claims outstanding regarding this board resolution, relate to two entities. Each is entitled to receive fifteen percent of the stock of the Company. The acquisition price is to be negotiated.


NOTE 6 - LONG-TERM OBLIGATIONS

Federal Communications  Commission, C Block - Effective September 17, 1996, this note is due on quarterly installments of approximately $55,874 beginning December 31, 2002. The installment payments include interest calculated at an annual interest rate of 7%. Interest up to the date of December 31, 2002, will be paid as follows: one annual interest payment on September 30, 1997, of approximately $56,128; quarterly installment interest payments of approximately $13,543 due on the last day of the month and every 90 days thereafter beginning on December 31, 1997, through and including September 30, 2002. The note is secured by the FCC License No. PBB411C.

The annual requirements for the extinguishment of long-term liabilities for the next five years and thereafter are as follows:

                                           1996           1995
                                       ------------   ------------

        1996                           $        -     $        -
        1997                                219,846            -
        1998                                    -              -
        1999                                    -              -
        2000                                    -              -
        2001                                    -              -
        Thereafter                          773,888            -
                                        -----------    -----------

          Total                        $    993,734   $    311,500
NOTE 6 - RELATED PARTY

The accounts receivable other of $96,815 and $100,340 as of December 31, 1996 and 1995, respectively, was due from Tracy Broadcasting Corporation and Tracy Corporation. Both amounts were paid off entirely April 29, 1997. The two entities have the same ownership as Tracy Corporation II.



                             TRACY CORPORATION II
                            Scottsbluff, Nebraska

                      CONSOLIDATED FINANCIAL STATEMENTS
                                     and
                         INDEPENDENT AUDITOR'S REPORT

                For the Years Ended December 31, 1997 and 1996




                             TRACY CORPORATION II
                            Scottsbluff, Nebraska

                              TABLE OF CONTENTS

                                   * * * *



                                                                   Page Number

Independent Auditor's Report                                       1

Financial Statements

  Balance Sheets                                                   2 - 3

  Statements of Income and Changes in Retained Earnings            4

  Statements of Cash Flows                                         5

Notes to the Financial Statements                                  6 - 11





                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Tracy Corporation II
Scottsbluff, Nebraska


We have audited the accompanying balance sheets of Tracy Corporation II as of December 31, 1997 and 1996, and the related statements of income and changes in retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tracy Corporation II as of December 31, 1997 and 1996, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


[SIGNED]

Gering, Nebraska
July 31, 1998


                                                             1997         1996
Assets

Current assets:
  Cash .............................................   $   62,566   $    1,895
  Accounts receivable - trade less
    allowance for doubtful accounts
    of $1,000 and $0 in 1997 and 1996,
    respectively ...................................       52,403       54,557
  Accounts receivable - other ......................       26,416       96,815
                                                       ----------   ----------

    Total current assets ...........................   $  141,385   $  153,267
                                                       ----------   ----------

Property, plant and equipment:
  Land .............................................   $    3,000   $    2,000
  Buildings and improvements .......................       12,910       11,549
  Office equipment .................................       48,869       37,151
  Communications equipment .........................      672,756      644,369
  Vehicles .........................................       32,147       32,147
                                                       ----------   ----------

    Total property, plant and equipment ............   $  769,682   $  727,216

    Less accumulated depreciation ..................      651,571      619,430
                                                       ----------   ----------

      Total property, plant and equipment
        net of accumulated depreciation ............   $  118,111   $  107,786
                                                       ----------   ----------

Other assets:
  FCC auction deposit ..............................   $     --     $  100,000
  Deferred patronage dividends .....................        2,191        1,576
  FCC license C & F block net of accumulated
    amortization of $113,570 and $21,084 in
    1997 and 1996, respectively ....................      852,038      822,272
  Patent net of accumulated amortization of
    $1,569 and $334 in 1997 and 1996,
    respectively ...................................       24,028       14,725
  Construction in progress .........................      488,045         --
  Deposits .........................................      170,430         --
                                                       ----------   ----------

    Total other assets .............................   $1,536,732   $  938,573
                                                       ----------   ----------

Total assets .......................................   $1,796,228   $1,199,626
                                                       ==========   ==========

                                                                     1997               1996

Liabilities and Stockholder's Equity
    ...................................................

  Current liabilities:
    Accounts payable ..................................   $       163,683    $        11,811
    Accrued interest ..................................           101,684             23,402
    Other accrued expenses ............................               758                711
    Customer deposits .................................            10,840             12,851
    Current portion of long-term liabilities ..........           898,786            219,846
                                                          ---------------    ---------------

      Total current liabilities .......................   $     1,175,751    $       268,621
                                                          ---------------    ---------------

  Long-term liabilities:
    Notes payable (net of current portion) ............   $       882,555    $       773,888
                                                          ---------------    ---------------

      Total long-term liabilities .....................   $       882,555    $       773,888
                                                          ---------------    ---------------

        Total liabilities .............................   $     2,058,306    $     1,042,509
                                                          ---------------    ---------------

  Stockholder's equity:
    Capital stock-authorized 1,000 common shares,
      $10 par value; issued 652 shares ................   $         6,520    $         6,520
    Capital surplus ...................................           148,500            148,500
    Retained earnings (deficit) .......................                 (            417,098)
                                                          ---------------    ---------------
                                                                                       2,097

      Total stockholder's equity ......................   $      (262,078)   $       157,117
                                                          ---------------    ---------------


  Total liabilities and stockholder's equity ..........   $     1,796,228          1,199,626
                                                          ===============    ===============

                                                                 1997           1996

    ...................................................

Sales and services ....................................   $   381,961    $   467,872
                                                          -----------    -----------

  Gross profit ........................................   $   381,961    $   467,872
                                                          -----------    -----------

Expenses:
  Depreciation and amortization .......................   $   125,862    $    57,723
  Research and development costs ......................        91,256         84,000
  Bad debts ...........................................        11,248         15,214
  Selling, general and administrative .................       313,059        319,213
  Interest ............................................        93,576         36,851
                                                          -----------    -----------

    Total expenses ....................................   $   635,001    $   513,001
                                                          -----------    -----------

      Operating income (loss) .........................   $  (253,040)   $   (45,129)
                                                          -----------    -----------

Other income:
  Lease income ........................................   $    16,431    $    15,182
  Miscellaneous income ................................        17,414         11,545
  Gain (loss) on sale of assets .......................          --           23,959
  Income (loss) on investments ........................          --           (8,165)
                                                          -----------    -----------

    Total other income ................................   $    33,845    $     2,521
                                                          -----------    -----------

Net income (loss) .....................................   $  (219,195)   $    (2,608)

Retained earnings, beginning of year ..................         2,097          4,705

Distributions .........................................      (200,000)
                                                          -----------    -----------


Retained earnings, end of year ........................   $  (417,098)   $     2,097
                                                          ===========    ===========

                                                                 1997           1996
Cash flows from operating activities:
  Net income (loss) ...................................   $  (219,195)   $    (2,608)

Adjustments to  reconcile  net income to net
cash flows  provided  by  operating activities:
    Depreciation and amortization .....................       125,862         57,723
    (Gain) loss on sale of assets .....................          --          (23,959)
    (Increase) decrease in accounts receivable ........        72,553        (35,142)
    (Increase) decrease in deferred patronage dividends          (615)
                                                          -----------    -----------
    Increase (decrease) in accounts payable ...........       151,872         11,811
    Increase (decrease) in other accrued liabilities ..            47            711
    Increase (decrease) in accrued interest ...........        78,282         21,767
    Increase (decrease) in customer deposits ..........        (2,011)        (6,465)
                                                          -----------    -----------


      Net cash flows provided by (used in) operating
        activities ....................................   $   206,795    $    23,838
                                                          -----------    -----------

Cash flows from investing activities:
  Cash payments for the purchase of property ..........   $   (42,466)   $   (19,841)
  Cash proceeds from the sale of property .............          --           29,398
  Cash payments for the purchase of FCC license .......      (122,252)      (843,356)
  Cash proceeds (payments) from (for) investments in
    other organizations and other assets ..............      (569,013)       129,279
                                                          -----------    -----------

      Net cash flows provided by (used in) investing
        activities ....................................   $  (733,731)   $  (704,520)
                                                          -----------    -----------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt ............   $   788,821    $ 1,027,985
  Principal payments on long-term debt ................        (1,214)      (345,751)

  Dividends paid ......................................      (200,000)         (--)
                                                          -----------    -----------

      Net cash flows provided by (used in) financing
        activities ....................................   $   587,607    $   682,234
                                                          -----------    -----------

Net increase (decrease) in cash and cash equivalents ..   $    60,671    $     1,552

Cash and cash equivalents, beginning of year ..........         1,895            343
                                                          -----------    -----------

Cash and cash equivalents, end of year ................   $    62,566    $     1,895
                                                          ===========    ===========


Supplemental disclosures of cash flow information:
  Cash paid during the year for
    Interest expense ..................................   $    15,294    $    15,084


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business - Tracy Corporation II (Company) is a Nebraska corporation operating for profit in Western Nebraska and Eastern Wyoming. The Company's primary sources of revenue are the sales and rental of communication pagers and the monthly service charges for the equipment. In the course of its business, the Company extends credit to its customers for the purchase and rental of paging equipment and the provision of service thereon. During 1996, the Company acquired 100% interest in a partnership investment. This acquisition enabled the Company to have all the rights granted in the FCC Franchise License issued for Basic Trading Area (BTA) 411, which covers much of Western Nebraska and a portion of Eastern Wyoming. This license permits the operation of Personal Communications Systems (PCS) in this designated area.

Basis of Accounting - The Company uses the accrual basis of accounting. Under the accrual basis of accounting, revenues are recognized when they are earned, and expenses are recognized when they are incurred.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivables - The Company uses the direct charge off method for doubtful receivables. When management determines an account to be uncollectible, it is written off to bad debt expense.

Property, Plant and Equipment and Depreciation - Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major betterments are capitalized. Maintenance and repairs are charged to operations in the year incurred. Gain or loss on sale, retirement or other disposition of property, plant and equipment is credited or charged to operations in the year sustained.

Depreciation is provided on an accelerated basis in accordance with generally accepted accounting principles over the estimated useful lives of the respective assets using the following lives:

            Buildings and improvements               5 - 31.5 years
            Office equipment                         5 - 7    years
            Communications equipment                 5 - 7    years
            Vehicles                                 5        years



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets - Intangible assets subject to amortization include patents and franchise rights. These assets are amortized on a straight-line basis using the following economic lives:

                                                 Term           Cost

      Patent                                   15 Years     $     25,597
      Covenants not to Compete
        FCC Franchise License                  10 Years          965,607
                                                             -----------

          Total                                             $    991,204
                                                             ===========

Following is an analysis of activity in intangible assets for the years ended December 31, 1997 and 1996:

                          Beginning                                          Ending
                          Balance           Additions       Removals        Balance
1997
Patent ................   $     15,059   $     10,538   $       --     $     25,597
FCC Franchise License .        843,356        122,252           --          965,608
                          ------------   ------------   ------------   ------------

  Total ...............   $    858,415   $    132,790   $       --     $    991,205

Accumulated
  amortization ........         21,418         93,721           --          115,139
                          ------------   ------------   ------------   ------------

    Net total .........   $    836,997   $     39,069   $       --     $    876,066
                          ============   ============   ============   ============

1996
Patent ................   $       --     $     15,059   $       --     $     15,059
FCC Franchise License .           --          843,356           --          843,356
                          ------------   ------------   ------------   ------------

  Total ...............   $       --     $    858,415   $       --     $    858,415

Accumulated
  amortization ........           --           21,418           --           21,418
                          ------------   ------------   ------------   ------------

    Net total .........   $       --     $    836,997   $       --     $    836,997
                          ============   ============   ============   ============

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development Costs - Company sponsored research and development expenses related to present and future products are expensed as incurred. Research and development costs determined in accordance with FASB Statement No. 2, "Accounting for Research and Development Costs", were $91,256 and $84,000 for the years ended December 31, 1997 and 1996, respectively.

Income Taxes and Deferred Taxes - The Company has elected to be taxed for federal and state purposes as a Subchapter S Corporation. This election transfers the income tax liability to the stockholders of the corporation.
There are no taxes for the Company in 1997 or 1996.

Cash and Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.


NOTE 2 - CONCENTRATION OF RISK

The Company through a partnership investment and subsequent acquisition of the entire interest, was the successful bidder for an FCC Franchise License for Wireless Communications. In order for this franchise license to be profitable, a substantial sum of capital will be required before any return on investment is realized. Start up costs will be substantial before any revenue is received. Management has estimated the time frame for realization of revenue to be up to two years from the acquisition of the franchise license.

The Company has applications pending for patents which operate in conjunction with various types of digital communications systems and system technologies. The number of patent claims which will ultimately be granted is not known and it is not possible to place a value on the patent applications. The patens deal with systems and technologies that reduce the overall cost of consolidating and delivering data, including such things as electrical and gas meter information, security services, and vending replenishment information. The technology will be first deployed on the Company's Personal Communications Systems in Basic Trading Area 411. Upon successful deployment, the Company will license the use of the technology and equipment to other digital communications providers thoughout the world.




NOTE 3 - PROPERTY, PLANT AND EQUIPMENT AND ACCUMULATED DEPRECIATION

Following is an analysis of changes in property, plant and equipment and accumulated depreciation for the years ended December 31, 1997 and 1996:

                         Beginning                                            Ending
                          Balance         Additions       Deletions          Balance
1997

Land                   $      2,000     $      1,000     $      --       $      3,000
Buildings and
  improvements               11,549            1,361            --             12,910
Office equipment             37,151           11,718            --             48,869
Communications
  equipment                 644,369           28,387            --            672,756
Vehicles                     32,147            --               --             32,147
                        -----------      -----------      -----------     -----------

  Total                $    727,216     $     42,466     $      --       $    769,682

  Accumulated
    depreciation            619,430           32,141            --            651,571
                        -----------      -----------      -----------     -----------

    Net total          $    107,786     $     10,325     $      --       $    118,111
                        ===========      ===========      ===========     ===========

1996

Land                   $      2,000     $      --        $      --       $      2,000
Buildings and
  improvements               11,549            --               --             11,549
Office equipment             34,601            2,550            --             37,151
Communications
  equipment                 648,818            7,491           11,940         644,369
Vehicles                     28,497            9,800            6,150          32,147
                        -----------      -----------      -----------     -----------

  Total                $    725,465     $     19,841     $     18,090    $    727,216

  Accumulated
    depreciation            595,776           36,305           12,651         619,430
                        -----------      -----------      -----------     -----------

    Net total          $    129,689     $(    16,464)    $(     5,439)   $    107,786
                        ===========      ===========      ===========     ===========

NOTE 4 - UNASSERTED CLAIMS AND ASSESSMENTS

On December 30, 1996, the Company by board resolution, authorized the negotiation of the sale of up to thirty percent of the Company. The claims outstanding regarding this board resolution, relate to two entities. Each is entitled to receive fifteen percent of the stock of the Company. The acquisition price is to be negotiated.


NOTE 5 - LONG-TERM OBLIGATIONS

Federal Communications  Commission, C Block - Effective September 17, 1996, this note is due in quarterly installments of approximately $55,874 beginning December 31, 2002. The installment payments include interest calculated at an annual rate of 7%. Interest up to the date of December 31, 2002, will be paid as follows: one annual interest payment on September 30, 1997, of approximately $56,128; quarterly installment interest payments of approximately $13,543 due on the last day of the month and every 90 days thereafter beginning on December 31, 1997, through and including September 30, 2002. The note is secured by the FCC License No. PBB411C.

Federal Communications Commission, F Block - This note payable was effective April 28, 1997, for the principal sum of approximately $74,467. It is due in quarterly installments of approximately $2,974 beginning July 28, 1999. The installment payment includes interest calculated at an annual rate of 6.25%. Interest up to the date of July 28, 1999, will be paid in equal quarterly installments of approximately $1,163 due on July 28, 1997, and every quarter thereafter on October 28, January 28, April 28 and July 28 through and including April 28, 1999. The entire unpaid principal amount plus accrued and unpaid interest is due and payable on April 28, 2007, if not paid sooner. The note payable is secured by the FCC License No. CWB411F.

Federal Communications Commisssion, F Block - This note payable was effective April 28, 1997, for the principal sum of $34,200. It is due in quarterly installments of approximately $1,366 beginning July 28, 1999. The installment payment includes interest calculated at an annual rate of 6.25%. Interest up to the date of July 28, 1999, will be paid in equal quarterly installments of approximately $534 due on July 28, 1997, and every quarter thereafter on October 28, January 28, April 28 and July 28 through and including April 28, 1999. The entire unpaid principal amount plus accrued and unpaid interest is due and payable on April 28, 2007, if not paid sooner. The note payable is secured by the FCC License No. CWB270F.



NOTE 5 - LONG-TERM OBLIGATIONS (CONTINUED)

The annual requirements for the extinguishment of long-term liabilities for the next five years and thereafter are as follows:

                                           1997           1996
                                       ------------   ------------

        1997                           $       -      $    219,846
        1998                                898,786           -
        1999                                  5,328           -
        2000                                 11,164           -
        2001                                 11,879           -
        2002                                 54,970           -
        Thereafter                          799,214        773,888
                                        -----------    -----------

          Total                        $  1,781,341   $    993,734
                                        ===========    ===========


NOTE 6 - SUBSEQUENT EVENTS

Tracy Corporation II has entered into agreements with TECORE, Inc., Spectrum Wireless and UNISYS. These agreements are for the purchase of communications equipment to utilize the FCC Franchise License for Personal Service Communications in Basic Trading Area 411. The amount that has been obligated for the payment of the communications equipment is $1,080,000.


NOTE 7 - RELATED PARTY

The accounts receivable other of $26,416 and $96,815 as of December 31, 1997 and 1996, respectively, were due from corporations with the same ownership as Tracy Corporation II or the major stockholder. The current portion of long-term liabilities for 1997 includes $325,000 due to Mike Tracy and bears interest at the rate of 7.5% on $125,000 and 9.75% on $200,000.




                       Telemetrix Resource Group, Inc.
                                Balance Sheet


Telemetrix Resource Group, Inc.
Balance Sheet
As of December 31, 1998

--------------------------------------------------------------------------------





ASSETS
   Current Assets
              Accounts Receivable ..............   $        166

   Property and Equipment
              Billing and Information Management   $ 25,000,000
              Software
              Accumulated Depreciation .........   $ (6,250,000)

   Other Assets ................................   $     28,113
              Organizational Costs .............   $     (5,623)
                                                   ------------
              Accumulated Amortization

TOTAL ..........................................   $ 18,772,657
                                                   ============



LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
   Current
Liabilities
              Accounts Payable ................................   $     31,113

   Stockholders' Equity (Deficit)
              Common Stock, no par value, 100 shares authorized   $ 25,000,000
              and outstanding
              Retained Earnings ...............................   $ (6,258,456)
                                                                  ------------


TOTAL .........................................................   $ 18,772,657
                                                                  ============





Telemetrix Resource Group, Inc.
Statement of Operations
For the Nine Months Ended 12/31/98

--------------------------------------------------------------------------------


REVENUE
              Royalty Revenue ....   $       166
                                     -----------


                Total Revenue ....   $       166
                                     -----------


EXPENSES
              Legal and Accounting   $     3,000
              Depreciation and ...   $ 6,255,623
              Amortization Expense
                                     -----------


                Total Expenses ...   $ 6,258,623
                                     -----------



NET LOSS .........................   $(6,258,456)
                                     ===========


Telemetrix Resource Group, Inc.
Statement of Cash Flow
For the Nine Months Ended 12/31/98

--------------------------------------------------------------------------------



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss ...........................................   $(6,258,456)
  Adjustment to reconcile net loss to net cash used by
operating activites:
              Depreciation ...........................   $ 6,255,623
              Accounts Receivable ....................   $      (166)
              Increase
              Accounts Payable Increase ..............   $    31,113
                                                         -----------

                Net Cash Used in Operating ...........   $    28,114
              Activities
                                                         -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Capitalized Organizational Costs ...................   $   (28,114)
                                                         -----------

                Net Cash Used in Investing ...........   $   (28,114)
              Activities
                                                         -----------


NET INCREASE IN CASH AND CASH EQUIVALENTS ............   $      --

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .....   $      --
                                                         -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD ...........   $      --
                                                         ===========

                                  EXHIBIT C
                    Form of Shareholder Investment Letter

                                [Shareholder]
                           [Shareholder's Address]



Arnox Corporation
1612 North Osceola Avenue
Clearwater, Florida 34615

            Re:   Issuance of Arnox Corporation common shares

Gentlemen:

Under that certain Reorganization Agreement dated March 22, 1999, between and among Arnox Corporation ("Arnox"), Tracy Corporation II, ("Tracy II"), and Telemetrix Resource Group, Inc. ("TRG"), Arnox, Tracy II, and TRG will undergo a reorganization ("Reorganization"). Concurrently with the Reorganization, __________________common shares (the "Common Stock" or "Common Shares") in the post-reorganization entity (the "Company") will be issued to the undersigned investor ("Investor").

This letter shall confirm that Investor is acquiring the Common Shares solely for Investor's own account, and, at the time of the acquisition, no other person will have a direct or indirect beneficial interest in Investor's Common Shares. Investor is acquiring the Common Shares for investment purposes only, with no intention of distributing, reselling, assigning or otherwise transferring the Common Shares. Investor is not a Distributor, Dealer or any person acting on behalf of the foregoing, and has not made any pre-arrangement, arrangements or entered into any agreement for the resale or distribution of Company securities.

Investor understands that the Common Stock has not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") or under any U.S. state securities law ("Blue Sky Laws"). The Common Stock will be "restricted securities" (as defined in SEC Rule 144) and therefore may not be resold or otherwise transferred except pursuant to the registration provisions of the Securities Act and Blue Sky Laws or pursuant to an exemption from such registration provisions. Investor is not acquiring the Common Shares as part of a plan or scheme to evade the registration provisions of the Securities Act or any Blue Sky Laws.

Investor has sufficient knowledge and expertise in financial and business matters to evaluate the merits and risks of the proposed exchange of Tracy II's and TRG's securities, as applicable, for the Common Shares. The Common Shares are the type of securities that Investor wishes to hold for investment and the nature and amount of the Common Shares are consistent with Investor's investment program.

Investor  is able to bear the  economic  risks of the  investment  in the Common
Shares. Investor has adequate means of providing for Investor's current needs and contingencies, Investor has no present need for liquidity in the Common Shares, and Investor can afford to hold the Common Shares for an indefinite period. Investor is able to protect Investor's own interests in an investment of this nature, Investor can afford a complete loss of an investment in the Common Shares, and Investor is willing to accept such investment risks.

Investor acknowledges that investing in the Common Shares is a speculative and uncertain undertaking. Investor is familiar with the risks involved in such investment and has considered such risks in making its decision to acquire the Common Shares.

Investor understands that no U.S. federal or state agency has made any finding or determination about the fairness of the proposed investment nor has recommended or endorsed the Common Shares.

Investor was not solicited to acquire the Common Shares through any leaflet, public promotional meeting, circular, newspaper article, magazine article, radio advertisement, television commercial or any other form of general advertising.

Investor had access to all available material and relevant information concerning the Company and its subsidiaries, its management, its current and proposed business and other details of the investment sufficient for Investor to make an informed investment decision whether to acquire the Common Shares. Investor had an opportunity to ask questions about the Company and the Common Shares and those questions were answered to Investor's satisfaction. All information requested by Investor was furnished except for information that was unavailable or would require unreasonable effort or expense.

Investor carefully reviewed all available material and relevant information concerning the Company and the Common Shares, evaluated the reasonableness of all assumptions and projections, conducted due diligence by investigating the facts and circumstances, and therefore, is familiar with the business and financial condition of the Company. Investor has not relied on the Company to evaluate or make the investment decision to acquire the Common Shares. Investor relied solely on its own tax, legal, and investment advisors concerning the income tax and investment considerations of ownership of the Units.
   Very truly yours,
   By:  Investor


                                    EXHIBIT D
                       BENEFICIAL OWNERS OF COMPANY SHARES

                                 [NOT INSERTED]






                                    EXHIBIT E
                      AUDITED BALANCE SHEET OF THE COMPANY

 Refer to 10-K filings of ARNOX.